Exhibit 10.18

April 14, 2015

Mr. Timothy Dec

15700 Thistlebridge Drive

Rockville, MD 20853

Dear Tim:

I am pleased to confirm our offer to you for the position of interim Chief Financial Officer with OpGen Inc. (“OpGen” or the “Company”) in our Gaithersburg, MD headquarters location.  In this role you will report to Evan Jones, CEO and President.  We anticipate that you will start employment on April 22, 2015, and we are asking you to serve in the capacity of interim Chief Financial Officer and work with our departing CFO, Eric Winzer, in May and June 2015.  Mr. Winzer has entered into a Consulting Agreement with us to provide such transition services.  This position as interim Chief Financial Officer will continue for ninety (90) days after the date of your first employment, which interim period may be extended by mutual agreement (the “Interim Period”).  At the end of the Interim Period, we will determine if we will hire you as Chief Financial Officer.  If so, at that time we anticipate entering into an Employment, Change in Control and Severance Agreement with you.

Salary and Benefits

Your base salary will be $260,000, paid on a bi-weekly schedule.  In addition, you will be eligible to participate in the Company’s annual discretionary bonus plan for 2015 with a target bonus of 30% of base salary, incentive goals determined by the Board of Directors, and pro-ration of the bonus, if any, based on your time of employment during 2015

As a new full-time employee, you will be granted ten paid holidays per year, plus two “floating holidays” which are pro-rated based on hire date.  Additionally, you will accrue paid time off (PTO) for each pay period worked at an accrual rate of 15.5 PTO days per year.  Future increases in PTO will be based on Company policy and your years of service with the Company.

You will also be eligible for participation in the Company’s benefits program, which includes health insurance, dental insurance, short and long term disability insurance, life insurance and a 401(k) retirement plan.

Stock Options

The Company’s Board of Directors shall take action to award you stock options, awarded under the 2015 Equity Incentive Plan (the “Plan”), equal to seventy-fifths of one percent (0.75%) of the equity of the Company on a fully diluted basis as of the date of grant.  If this offer letter is executed by the partiers prior to the Company’s initial public offering, the grant will be made in connection with such offering at the initial public offering price.  The stock options awarded will be incentive stock options to the extent permitted by law, have a term of ten (10) years and shall vest one-forty-eighth (1/48%) on each monthly anniversary of the date of grant during the Interim Period.. If, at the end of the Interim Period you are not retained as Chief Financial Officer, you will be able to exercise any vested stock options at any time prior to December 31, 2015; all unvested stock options shall be forfeited.  If, at the end of the Interim Period you are retained as Chief Financial Officer, the vesting terms of the stock option award shall convert to the Company’s standard vesting term for employees, which is twenty-five percent (25%) of the stock option award (taking into account the number already vested) on the first anniversary of the date of grant, and six and one-quarter percent (6.25%) at the end of each quarterly period thereafter over three years.  The terms of the Plan shall apply to such stock option award, unless modified herein or in the stock option certificate issued by the Company to document the award.

If your employment is terminated in connection with a Change in Control (as defined on Schedule A) of the Company, other than for Cause (as defined on Schedule A), if the Award is not continued, assumed, or substituted for as part of the Change in Control transaction, and the Award would otherwise terminate and expire upon the Change in Control, then such Award will become one hundred percent (100%) vested and exercisable in full immediately before such Change in Control transaction and contingent upon its effectiveness.  If the Award is continued, assumed or substituted for in connection with a Change in Control transaction, and, during the six (6) month period after the effective date of the Change in Control, your employment with the Company is terminated without Cause, the Award will become one hundred percent (100%) vested, and exercisable in full, as of the date of your termination of employment.

Reimbursement for Business Expenses

The Company will reimburse you for reasonable business expenses incurred in the course of your work including mileage for use of your personal vehicle per Company practice/policy.

Employment at Will

Your employment with OpGen is voluntary and is subject to termination by you or OpGen at will, with or without Cause at any time.  Your employment with the Company is “at-will” and neither this letter agreement nor any other oral or written representations may be considered a contract for any specific period of time unless authorized by the Board of Directors and specifically detailed in writing by the CEO of OpGen or his designee.

This offer of employment is contingent upon completion of our employment application, other related employment paperwork and satisfactory results from any education, employment history, professional reference, criminal background and credit check or pre-employment drug and alcohol tests that may be conducted by the Company.

Timing of Your Response

Please sign and return this letter agreement to me within five days from the date of receipt of this letter agreement.  If it is not received in that time period, OpGen reserves the right to withdraw the offer.

It is a pleasure to extend this offer to you.  We appreciate the time you have spent with us throughout the past six months as a consultant.  I look forward to working closely with you to grow the organization.  Should you have any questions, please feel free to reach me at (301) 299-2088.

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We look forward to welcoming you to our team.

Sincerely,

/s/ Evan Jones

Evan Jones
Chief Executive Officer
OpGen, Inc.

Items to be completed during your first week of employment:

Employment Application	I-9 Form	Direct Deposit Form
Employee Data Sheet	Affirmative Action-EEO Reporting Form	State Withholding Form
Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement		W-4 Form

OpGen Employment Offer Acceptance

Signature	/s/ Timothy Dec	Date:	April 17, 2015
Timothy Dec

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SCHEDULE A

For purposes of this letter agreement, the following terms have the following meanings:

(a)                                 “Cause” means: (i) your commission of a felony; (ii) any act or omission by you constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) your violation of Company policy that causes material harm to the Company; (iv) your material breach of any written agreement between you and the Company which, if curable, remains uncured after notice; or (v) your breach of fiduciary duty. The termination of your employment as a result of the death or disability shall not, in any event, be deemed to be a termination without Cause. Transferring your employment to a Successor (as defined below) shall not be considered a termination without Cause under this letter agreement.

(b)                                 ‘‘Change in Control” means and includes each of the following:

(i)                                     A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                                  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)                                 which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)                                 after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(b)8(b)(ii)(2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iii)                               The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Equity Award that provides for the deferral of compensation and is subject to Section 409A of the Internal Revenue Code, the transaction or event described in subsection (i), (ii) or (iii) with respect to such Equity

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Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Company’s Board of Directors shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

References to the Company in this letter agreement shall be deemed to include any affiliate of the Company, or any Successor Entity, as applicable.

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